UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: October 4, 2007

MEXORO MINERALS LTD.
(formerly SUNBURST ACQUISITIONS IV, INC.)
(Exact name of registrant as specified in its charter)

Colorado	0-23561	84-1431797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Division de Norte #305-B Col San Felipe Chihuahua, Chih Mexico	31203
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: +(52) 614 426 5505

606 Granville Street, Suite 880, Vancouver, B.C. Canada, V7Y 1G5
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A DEFINITIVE MATERIAL AGREEMENT

On September 19, 2007, Sunburst de Mexico, S.A. de C.V., a company incorporated pursuant to the laws of the United Mexican States (“Sunburst de Mexico”), Minera Rio Tinto, S.A. de C.V. (“MRT”), a company incorporated pursuant to the laws of the United Mexican States and Mexoro Minerals Ltd. (“Mexoro”) a company incorporated pursuant to the laws of the state of Colorado, entered into an Agreement to Defer Guazapares Property Payments (the “Agreement”). This Agreement modifies the agreement entered into by MRT and Sunburst de Mexico on August 18, 2005 in regard to the Guazapares concessions in Mexico.

Under the original agreement entered into by the parties on August 18, 2005, Sunburst de Mexico was obligated to pay MRT US$60,000 on August 2, 2006 as part of the payments required for the purchase of eight mineral concessions in the Guazapares area of Mexico. On July 18, 2006 the parties agreed to extend the due date for ninety days until October 31, 2006. MRT agreed to re-extend the due date for such payment by 120 days until February 28, 2007 and then again to May 31, 2007. An oral agreement extended the due date to August 31, 2007. This payment is currently in default

Whereas pursuant to the same agreement entered into by the parties on August 18, 2005, Sunburst de Mexico was obligated to pay MRT a further amount of US$140,000 on August 2, 2007 to purchase the Guazapares concessions. This payment is currently in default.

In consideration of the foregoing, the parties agree as follows:

1.
Any and all property payments regarding Guazapares, currently owing to MRT and which would otherwise become due by December 31, 2007, will be deferred until such time as Sunburst de Mexico and Mexoro have sufficient funds to make the payments, in the opinion of the disinterested directors of Mexoro; and,

2.
Mexoro agrees to issue 250,000 shares to MRT and/or assignees, in consideration for the deferral of any and all Guazapares property payments currently outstanding and those arising on or before December 31, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

MEXORO MINERALS, LTD.
By: /s/ Robert Knight
Robert Knight, President and Director
October 9, 2007